Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Company	State or Country of Organization
Diagnostic Hybrids, Inc.	Ohio
Quidel Cardiovascular Inc.	Delaware
Quidel Ireland Limited	Ireland
Quidel China Ltd.	China